Exhibit 99.1

Press Release
April 1, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Issues Redemption Call for Remaining 6¾% Senior Notes Due 2015

FORT WAYNE, INDIANA, April 1, 2013 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that it has called for redemption all of its remaining 6¾% Senior Notes due 2015 that were not purchased on the early settlement date in connection with the Company’s previously announced cash Tender Offer.  The cash tender offer was made in accordance with the redemption provisions of the related indenture, dated as of April 3, 2007, as supplemented and amended, governing those 2015 Notes.  The redemption date for the remaining outstanding 2015 Notes will be April 9, 2013.  The redemption price for the remaining outstanding 2015 Notes will be at par, plus accrued and unpaid interest to, but not including, the Redemption Date.  On and after the redemption date, the 2015 Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of any remaining holders of 2015 Notes will cease to exist, except for the right to receive the redemption price, without interest thereon.  The notice of redemption containing information required by the terms of the 2015 Note Indenture was sent to registered holders of the 2015 Notes on April 1, 2013.  2015 Notes are to be surrendered to Bank of New York Mellon Trust Company, as trustee and paying agent, in exchange for payment of the redemption price on the Redemption Date.  Questions relating to redemption should be directed to Bank of New York Mellon Trust Company at (312) 827-8546 or by fax at (312)-827-8542.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the Tender Offer, payments thereunder and results therefrom.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500